TUKE YOPP & SWEENEY, PLC
                           Attorneys
                Bank of America plaza, Suite 1100
                       414 Union Street
                   Nashville, Tennessee 37219
                             -----
                    Telephone (615) 313-3300
                    Facsimile (615) 313-3310

                       December 14, 1999

DTC Communications Corp.
111 High Street
Alexandria, TN 37012-247

Ladies and Gentlemen:

     We have acted as tax counsel to DTC Communications Corp. ("DTC") in connection with the filing with the United States Securities and Exchange Commission of the Registration Statement on Form S-4 (File Number 333-89709) (the "Registration Statement") in respect of the common stock of DTC to be issued in the proposed merger by DTC with its parent corporation, DeKalb Telephone Cooperative, Inc. (the "Cooperative"), pursuant to the Agreement and Plan of Merger dated as of October 18, 1999, as amended (the "Plan") by and between the Cooperative and DTC. All capitalized terms used and not otherwise defined herein shall have the meanings provided in the Registration Statement or the appendices thereto (including the Plan).

     For purposes of the opinion set forth below, we have assumed that the Merger will be effected in accordance with the Plan and as described in the Registration Statement. We have further assumed, with your consent and without any independent investigation or verification on our part, that as of the Effective Date of the Merger:

     1.   The payment of cash in lieu of fractional shares of Common
Stock is solely for the purpose of avoiding the expense and inconvenience to DTC of issuing fractional shares and does not represent separately bargained for consideration. No Member, as a result of the Merger, will receive cash in an amount greater than the value of one full share of Common Stock.

     2. The fair market value of the Common Stock to be received by each Cooperative member will be approximately equal to the fair market value of the Cooperative capital credits surrendered in the exchange.

     3.   To the best of the knowledge of the management of the
Cooperative, there is and will be no plan or intention on the part of the Members to sell, exchange, or otherwise dispose of a number of shares of Common Stock received in the Merger that would reduce the Members' ownership of Common Stock to a number of shares having a value, as of the Effective Date of the Merger, of less than 50 percent of the value of all of the
formerly outstanding Cooperative capital credits as of the same date.   To
the best of the knowledge of the management of the Cooperative, there has not been and there is no anticipated transfer of Cooperative capital credits that are or will be made in contemplation of the Merger, with the exception of the redemption by the Cooperative of certain capital credits pursuant to the Cooperative's by-laws in the ordinary course of business.


     4. Following the Merger, DTC will continue the historic business of the Cooperative (including the business conducted by the Cooperative through its subsidiaries), or use a significant portion of the historic business assets of the Cooperative (including the business assets held by its subsidiaries) in a business.

     Based upon and subject to the foregoing assumptions, it is our opinion that the statements set forth in the Registration Statement under the caption "The Merger --Federal Income Tax Consequences" provide a fair and accurate summary of the material federal income tax consequences of the Merger.

     As stated in the Registration Statement, the basis for our opinion is derived from our review of previously issued private letter rulings by the Internal Revenue Service and court opinions involving transactions with similar but not identical characteristics. Because the Internal Revenue Service has not previously ruled on a transaction involving the merger of a
Section 501(c)(12) cooperative, there is a lack of direct precedent for the stated tax treatment. Nevertheless, existing precedent involving transactions with similar but not identical characteristics, if followed, would cause the Merger to be treated as and constitute a tax free exchange and we have no reason to believe that the Internal Revenue Service would not follow this precedent.

     The opinion expressed herein is based upon currently applicable statutes and regulations and existing interpretations. We can provide no assurance that such statutes or regulations, or existing judicial or administrative interpretations thereof, will not be amended, revoked or modified (possibly prior to the Effective Date of the Merger) in a manner which would affect our conclusions. Finally, we note that this opinion is solely for the benefit of the addressee hereof in connection with the Merger and, except as otherwise provided herein, should not be referred to, used, relied upon or quoted (with or without specific reference to our firm) in any documents, reports, financial statements or otherwise, without our prior written consent.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us in the Information Statement/Prospectus included in Part I of the Registration Statement under the captions "The Merger - Federal Income Tax Consequences" and "Legal Matters". In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                         Very truly yours,

                         /s/ Tuke Yopp & Sweeney, PLC